Exhibit 10.6

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into this 13th day of September, 2021 (the “Effective Date”), by and between Chico’s FAS, Inc., a Florida corporation, having a principal place of business at 11215 Metro Parkway, Fort Myers, FL 33966 (the “Employer”), and Wendy Hufford (the “Executive”). In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.Employment. Employer desires to employ Executive in the position of SVP, General Counsel and Board Secretary (the “Position”), and Executive desires to accept such Position. In the Position, Executive will assume a key role in the organization that will require confidentiality and trust and will acquire information, knowledge and experience with Employer that is proprietary, confidential, unique and hard to replace. It would also place Employer at an unfair disadvantage, and Executive at an unfair advantage, should Executive use this information, knowledge, and experience to further the interests of anyone other than Employer. As a result, Employer desires to protect its rights in its proprietary, confidential and trade secret information, and, as a condition of employment and for the consideration set forth herein, Executive is willing to and has agreed to abide by and faithfully observe the obligations and restrictions set forth herein.

2.Loyalty During Employment. While employed with Employer, Executive will remain loyal to Employer and will not engage in any activities that create a conflict of interest. Executive understands that it will be a conflict of interest for Executive to pursue business activities that compete with Employer while employed with Employer or to engage in material preparations to do so. Executive will promptly inform Employer of any business opportunities related to Employer’s line of business, and will not pursue any such business opportunities independent from Employer without advance written authorization from Employer to do so.

3.Confidential Information.

(a)Nondisclosure and Non-use. Both during Executive’s employment with Employer and thereafter, Executive covenants and agrees that Executive (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of Employer and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by Employer in the course of Executive’s employment or by law; and (iii) shall not use, directly or indirectly, for Executive’s own benefit or for the benefit of another, any Confidential Information. Executive acknowledges that Confidential Information has been and will be developed and acquired by Employer and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of Employer’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to Employer’s and its Affiliates’ business. For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control of, Employer.

(b)Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive’s past, present or future employment with Employer and that relates to the business, products, services, research or development of any of Employer or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of Employer’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

(c)Not Confidential Information. Confidential Information shall not include information that Executive can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by Executive from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to Executive on a non-confidential basis prior to Executive’s employment with Employer.

(d)Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and Executive will bear the burden of proving that any Confidential Information is publicly or rightfully known by Executive.

(e)Return of Confidential Information and Materials. Executive agrees to return to Employer either before or immediately upon the termination of Executive’s employment with Employer any and all information, materials or equipment which constitutes, contains, or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of Employer in the possession, custody or control of Executive which was obtained by Executive during the course of or as a result of Executive’s employment with Employer whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for Executive. Executive shall also provide Employer, if requested to do so, the name of the new employer of Executive and Employer shall have the right to advise any subsequent employer of Executive’s obligations hereunder.

4.Non-Competition. Executive covenants and agrees that during the term of Executive’s employment with Employer and for a twelve (12) month period after the date of termination of Executive’s employment hereunder for any reason (the “Restricted Period”), Executive will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business that Executive has provided for Employer (and/or its Affiliates) within the twelve (12) month period immediately preceding Executive’s termination date within the Restricted Territory. For purposes of this Agreement, a “Competing Business” shall mean any direct competitor of Employer which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc. The “Restricted Territory” means where Employer’s products are marketed at the time of Executive’s termination.

This covenant on the part of Executive shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Executive expressly agrees that the restrictions of this Section 4 will not prevent Executive from otherwise obtaining gainful employment upon termination of Executive’s employment with Employer.

5.Non-Solicitation of Customers, Suppliers, and Business Associates. For a period of two (2) years after the date of termination of Executive’s employment for any reason, Executive shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of Employer or an Affiliate to terminate or alter its relationship with Employer or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with an Employer product, service, marketing item, or other item which presently exists, or which was under development or active consideration during Executive’s employment with Employer.

6.Non-Solicitation of Employees. For a period of two (2) years after the date of termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, induce, solicit or encourage any employee of Employer or its Affiliates to terminate or alter his or her relationship with Employer or its Affiliates.

7.Non-Disparagement. Both during Executive’s employment with Employer and thereafter, Executive covenants and agrees that Executive shall not, directly or indirectly, disparage Employer, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or entity which is intended to or has the effect of having any negative impact on Employer, its business or reputation in the marketplace or otherwise.

8.Reasonable Cooperation. Executive acknowledges and agrees that, during the course of Executive’s employment with Employer, Executive was involved in, and may have information or knowledge of, business matters that may become the subject of legal action, including threatened litigation, investigations, administrative proceedings, hearings or disputes. As such, upon reasonable notice, Executive agrees to cooperate fully with any investigation into, defense or prosecution of, or other involvement in, claims to which Executive has personal and relevant knowledge that is or may be made by or against Employer. This agreement to cooperate includes talking to or meeting with such persons at times and in such places as Employer and Executive reasonably agree to, as well as giving truthful evidence and truthful testimony. Employer shall reimburse Executive for reasonable out-of-pocket expenses actually incurred in connection with such assistance. Executive also promises to notify Employer within five (5) days if Executive is subpoenaed or contacted by a third party seeking information about Employer activities.

9.Remedies.

(a)Injunctive Relief. It is agreed by the parties hereto that any violation by Executive of any of the covenants contained herein would cause immediate, material and irreparable harm to Employer and/or its Affiliates which may not be adequately compensated for by money damages, and, therefore, Employer and/or its Affiliates shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require Executive to account for and pay to Employer and/or its Affiliates all benefits derived or received by Executive as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by Employer and/or its Affiliates. The Restricted Period set forth herein shall be extended by any period of time in which Executive is in breach of the covenants contained in this Agreement and for any period of time which may be necessary to secure an order of court or injunction, either temporary or permanent, to enforce any of the covenants contained in this Agreement.

(b)Executive Acknowledgment. Executive acknowledges and agrees that the periods of restriction and geographical areas of restriction imposed by the confidentiality and non-competition covenants of this Agreement are fair and reasonably required for the protection of Employer and its Affiliates.

10.At-Will. Nothing in this Agreement is intended to alter the at-will nature of Executive’s employment.

11.Severability. In the event that, and if for any reason, any portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and that if the validity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

12.Integration. This Agreement contains the entire agreement between the parties regarding the matters covered within it. To the extent other agreements cover the matters contained herein, the provisions of such agreements shall be read together with the provisions of this Agreement to afford Employer the greatest protections allowed by applicable law.

13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of laws provisions.

14.Binding Effect. This Agreement is binding upon the parties hereto and on their respective heirs, personal representatives, successors and assigns. Executive agrees that the obligations contained in this Agreement will survive the termination of this Agreement.

15.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such government agency. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

This Agreement shall be considered made on the date signed by Executive below which shall be the effective date of this Agreement unless Executive is entering into this Agreement as part of Executive’s original hiring, transfer or promotion into a new position in which case the terms of this Agreement are understood to be effective as of the first day of Executive’s employment in such new position (whether reduced to writing on that specific date or not).

EMPLOYER:

By: /s/ Kristin Gwinner  DATE: 9/16/21

EXECUTIVE:

/s/ Wendy Hufford                    DATE: 9/10/21
Wendy Hufford